UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2016

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37369	86-0912294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3430 E. Global Loop Tucson, AZ		85706
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 289-2615

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Our principal executive officer, principal financial officer and our other named executive officers (which we refer to herein collectively as “executive officers”) are eligible to receive annual performance-based bonuses pursuant to their employment agreements with us. The following table lists the executive officers and their respective target bonuses pursuant to their employment agreements, expressed as a percentage of their base salary:

Executive Officer	Target Bonus Percentage
Timothy B. Johnson, President and Chief Executive Officer	50%
Shaun D. McMeans, Vice President of Finance & Administration and Chief Financial Officer	40%
John L. Lubniewski, Chief Business Officer	40%
Debra A. Gordon, Vice President and Chief Legal Counsel	40%
Patrick C. Roche, Senior Vice President for Research and Development	40%

The annual performance-based bonus each executive officer is eligible to receive is generally based on the extent to which we achieve corporate goals that our board of directors establishes each year. At the end of each year, our board of directors reviews our performance against each corporate goal and approves the extent to which we achieved each of our corporate goals.

On May 26, 2016, our board of directors adopted corporate goals for purposes of determining the eligibility of our executive officers to receive performance-based bonuses for 2016. The corporate goals relate to the following categories: financial performance; commercial metrics; and regulatory and research and development achievements.

There is no minimum percentage of corporate goals that must be achieved in order to earn a bonus. No specific individual goals were established for any of our executive officers for 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HTG Molecular Diagnostics, Inc.

Dated: June 1, 2016	By:	/s/ Debra A. Gordon
Debra A. Gordon
Vice President and Chief Legal Counsel